UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 09, 2024

CULLINAN THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39856	81-3879991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Main Street Suite 1350
Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 410-4650

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CGEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On May 15, 2024, Cullinan Therapeutics, Inc. (the “Company”) announced its financial results for the quarter ended March 31, 2024. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2024, the Board of Directors (the “Board”) of the Company appointed David Meek as a Class I director, effective May 15, 2024. Mr. Meek has also been appointed to the Audit Committee of the Board (the “Audit Committee”). In connection with the director appointment, the Board increased the size of the Board from six members to seven members.

Mr. Meek, age 60, previously served as Chief Executive Officer and as a member of the board of directors of Mirati Therapeutics, Inc., a commercial-stage oncology biotech company, from September 2021 to August 2023. He previously served as the Chief Executive Officer and board member of FerGene, Inc., a private biotechnology company, from January 2020 to March 2021. From July 2016 to January 2020, Mr. Meek served as Chief Executive Officer and board member of Ipsen S.A. (“Ipsen”), a public global biopharmaceutical company based in France. Prior to joining Ipsen, Mr. Meek held executive leadership roles including serving as Executive Vice President and President of Oncology at Baxalta Incorporated from 2014 to 2016 leading up to the acquisition by Shire plc, and serving as Chief Commercial Officer of Endocyte, Inc. from 2012 to 2014. He also served in executive leadership roles at Novartis Pharmaceuticals Corporation and Novartis Oncology from 2005 to 2012, after beginning his career at Johnson & Johnson, Inc. and Janssen Pharmaceuticals, Inc. from 1989 to 2004. Mr. Meek currently serves on the board of directors of Fusion Pharmaceuticals Inc., a public biotech company, and uniQure N.V., a public biotech company. From 2016 to 2020, Mr. Meek served on the boards of Pharmaceutical Research & Manufacturers of America and European Federation of Pharmaceutical Industries & Associations. He also previously served on the board of directors of Entasis Therapeutics Inc. from June 2019 to July 2022, when it was acquired by Innoviva, Inc. Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve on our board of directors due to his extensive experience in the biotechnology and pharmaceutical industries.

Pursuant to the Company’s non-employee director compensation policy (the “Non-Employee Director Compensation Policy”), upon his appointment as a director, Mr. Meek was granted an option on May 15, 2024, with a grant date fair value of $275,000. These options will vest as to one-third of the shares underlying such award on each of the first, second and third anniversaries of the date of grant of the award, subject to Mr. Meek’s continued service as a director through the applicable vesting date. All options issued to non-employee directors under the Non-Employee Director Compensation Policy will become exercisable in full upon a change in control of the Company. Additionally, Mr. Meek will receive the cash retainers provided under the Non-Employee Director Compensation Policy for his service on the Board and the Audit Committee.

Also in connection with Mr. Meek’s election to the Board, Mr. Meek will enter into the Company’s standard form of indemnification agreement for directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-251512) filed with the SEC on December 18, 2020. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Meek for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

There are no arrangements or understandings between Mr. Meek and any other person pursuant to which he was appointed as a director of the Company. Mr. Meek was not involved in any transactions with the Company in an amount exceeding $120,000 since the beginning of the Company’s last fiscal year and there are no such currently proposed transactions.

Additionally, on May 9, 2024, Thomas Ebeling notified the Board of his intention to serve out his current term and resign as a director effective as of June 26, 2024. Mr. Ebeling’s decision to resign was not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Cullinan Therapeutics, Inc. on May 15, 2024, furnished herewith
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cullinan Therapeutics, Inc.

Date:	May 15, 2024	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer